Technip Energies N.V. SC 13D/A

 Exhibit 99.5

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of January 9, 2022 (the “Execution Date”) by and between TechnipFMC plc, a public limited company formed under the laws of England and Wales (“Seller”), and Bpifrance Participations S.A., a société anonyme incorporated under the laws of France (“Purchaser”). Seller and Purchaser are each referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, on the Execution Date the Seller owns 21,850,495 ordinary shares, nominal value of € 0.01 per share, of Technip Energies N.V. (“TEN Shares”), a public limited liability company formed under the laws of the Netherlands (“TEN”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and transfer to the Purchaser, and Purchaser desires to purchase and accept transfer from Seller, 3,600,000 of the outstanding TEN Shares (the “Investment”);

NOW, THEREFORE, the Parties agree as follows:

1	Sale of Shares.

1.1	Purchaser hereby purchases from Seller, and Seller hereby sells to Purchaser, 3,600,000 TEN Shares (the “Purchased Shares”).

1.2	The purchase price per Purchased Share shall be € 13.15 (the "Purchase Price Per Share") and the total price shall be € 47,340,000 (the “Purchase Price”).

1.3	On the settlement date (the “Settlement Date”), which shall be no later than five business days after the Execution Date, (A) Seller shall procure that the Purchased Shares are credited through the facilities and in accordance with the procedures of Euroclear France to the securities account of the Purchaser designated in due time in writing by Purchaser and that the Purchased Shares are delivered to Purchaser against payment of the Purchase Price and (B) Purchaser shall procure payment of the Purchase Price in Euros by wire transfer of immediately available funds to the bank account of Seller designated in due time in writing by Seller against delivery of the Purchased Shares to Purchaser (“Settlement”).

1.4	On the Settlement Date, Seller and Purchaser shall enter into a short form confirmatory purchase agreement (acte réitératif), in the French language, relating to the acquisition of the Purchased Shares, substantially in the form set forth in Schedule 1.4, for tax registration purposes.

1.5	Prior to the date that is thirty (30) days after the date of this Agreement, except as expressly contemplated by the terms of this Agreement, Seller shall not, without Purchaser’s prior written consent, sell, transfer or otherwise dispose of any TEN Shares.

2	Representations and Warranties of Seller.

Seller represents and warrants to Purchaser as of the Execution Date and the Settlement Date as follows:

2.1	Organization. Seller is a public limited company duly organized and validly existing under the laws of England and Wales. Seller is not subject to any insolvency, reorganization, liquidation or other similar proceedings under any applicable Laws.

2.2	Authority. Seller has the full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller.

2.3	Valid and Binding Obligation. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

2.4	No Conflict. Neither the execution and delivery by Seller of this Agreement, nor the transfer to Purchaser of the Purchased Shares, will, directly or indirectly:

a)	contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each, a “Person”) the right (with or without notice or lapse of time) to declare a default or exercise any right or remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract, agreement, understanding, commitment or other arrangement to which Seller is a party, or by which it is bound, or by which the Purchased Shares are bound;

b)	contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of the organizational documents of Seller or any applicable Law (including applicable securities laws and market abuse rules and regulations);

c)	result (with or without notice or lapse of time) in the imposition or creation of any lien, pledge, charge, claim, mortgage, security interest, restriction, right of first refusal or other third-party right or other encumbrance of any sort (“Lien”) with respect to the Purchased Shares, except for Liens created by securities laws (collectively, “Permitted Liens”);

d)	except with respect to substantial holding notifications with the Dutch Authority for the Financial Markets and, to the extent applicable, the French Autorité des Marchés Financiers, require any notice to, authorization, consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any contractor acting on behalf of any such agency, commission, authority or governmental instrumentality (each, a “Governmental Authority”); or

e)	require any notice to, or consent or approval of, any third party that is not a Governmental Authority other than TEN.

2.5	Ownership of Purchased Shares. Seller is, as of the Execution Date, and will be, as of the Settlement Date, the sole legal and beneficial owner of the Purchased Shares, free and clear of all Liens, except Permitted Liens. Seller has, as of the Execution Date, and will have, as of the Settlement Date, good, valid and marketable title to the Purchased Shares, which have been validly issued and fully paid. Other than this Agreement, there are no outstanding rights, options, subscriptions or other agreements or commitments (oral or written) by which Seller is bound relating to its sale or transfer of the Purchased Shares, and, other than this Agreement, the Purchased Shares are not subject to any other purchase agreement, buy/sell agreement, put or call option, proxy, voting agreement, voting trust agreement, right of first refusal, redemption or any other similar agreement or lock-up or other restriction on their transfer or sale or on the ability of Purchaser to sell or transfer the Purchased Shares. Delivery to Purchaser of the Purchased Shares will (i) pass good, valid and marketable title to the Purchased Shares to Purchaser, free and clear of all taxes, Liens, claims, encumbrances, charges, security interests, pledges, escrows, lock-up arrangements and restrictions on transfer, and (ii) convey, free and clear of all taxes, Liens, escrows, lock-up arrangements and restrictions on transfer, any and all rights and benefits incident to the ownership of the Purchased Shares. To the best knowledge of the Seller, except for the TEN Shares or as pursuant to any stock-based employee benefit plans of TEN, there are no equity securities of any class of TEN or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind obligating Seller to issue or sell any shares of capital stock of, or any other interest in, TEN.

2.6	General Solicitation. Seller did not offer or sell the Purchased Shares by any form of general solicitation or general advertising.

2.7	Most Favored Nation. The terms and conditions of any sale, transfer or other disposal of any TEN Shares entered into or to be entered into by the Seller in the period starting January 6, 2022 and ending January 20, 2022 are not more beneficial to the acquirer of such TEN Shares than the terms and conditions under this Agreement, and in any case not be at a lower purchase price per share than the Purchase Price Per Share.

3	Representations and Warranties of Purchaser.

Purchaser represents and warrants to Seller as of the Execution Date as follows:

3.1	Organization. Purchaser is a public limited company (société anonyme) duly organized and validly existing under the laws of France. Purchaser is not subject to any insolvency, reorganization, liquidation or other similar proceedings under any applicable Laws.

3.2	Authorization. Purchaser has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser.

3.3	Valid and Binding Obligation. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

3.4	No Conflict. Neither the execution and delivery by Purchaser of this Agreement, nor the purchase by Purchaser of the Purchased Shares, will, directly or indirectly:

a)	contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any right or remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract, agreement, understanding, commitment or other arrangement to which Purchaser is a party, or by which it is bound;

b)	contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of the organizational documents of Purchaser or any applicable Law (including applicable securities laws and market abuse rules and regulations);

c)	except with respect to any holding notifications (or other disclosure reportings) with the United States Securities and Exchange Commission, Dutch Authority for the Financial Markets and, to the extent applicable, the French Autorité des Marchés Financiers, require any notice to, authorization, consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any Governmental Authority; or

d)	require any notice to, or consent or approval of, any third party that is not a Governmental Authority other than TEN (if applicable).

3.5	Investment.

a)	Purchaser is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the TEN Shares. Purchaser is able to bear the economic risk of its investment in the TEN Shares and is presently able to afford the complete loss of such investment and has been afforded access to information about TEN and its affiliates and their financial condition, results of operations, business, property and management sufficient to enable Purchaser to evaluate its investment in the TEN Shares. Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933 (the “Securities Act”), as amended, or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

b)	Purchaser is acquiring the TEN Shares to be sold to it pursuant to this Agreement for investment purposes and solely for its account. Purchaser’s acquisition of the Purchased Shares from Seller will not trigger a mandatory public tender offer in accordance with applicable Dutch or French laws. Purchaser does not own a controlling interest in any of the persons identified on Schedule 3.5b.

c)	Neither TEN, Seller nor their respective affiliates, officers, employees, agents or controlling persons have provided any investment advice or rendered any opinion to Purchaser as to whether the purchase of the TEN Shares is prudent or suitable.

4	conditions to closing

4.1	The obligations of Seller to effect the Investment are subject to the satisfaction on or prior to the Settlement Date of the following conditions:

a)	Each of the representations and warranties set forth in Section 3 hereto shall be true and correct in all material respects in each case, as of the Settlement Date.

b)	Purchaser shall have performed or complied, in all material respects, with all material obligations, agreements and covenants contained in this Agreement as to which such performance or compliance is required by Purchaser prior to the Settlement Date.

4.2	The obligations of Purchaser to effect the Investment are subject to the satisfaction on or prior to the Settlement Date of the following conditions:

a)	Each of the representations and warranties set forth in Section 2 hereto shall be true and correct in each case, as of the Settlement Date.

b)	Seller shall have performed or complied, in all material respects, with all material obligations, agreements and covenants contained in this Agreement as to which such performance or compliance is required by Seller prior to the Settlement Date.

5	Termination

The respective obligations of Seller and Purchaser under this Agreement shall lapse and no longer have legal effect if Settlement has not occurred by January 20, 2022.

6	Miscellaneous.

6.1	Other Definitional and Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “Law” or “Laws” are to laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, orders, injunctions, judgments, decisions, decrees, rulings, assessments, orders, policies or other similar requirements, all to the extent enacted, adopted, promulgated or applied by a Governmental Authority and having a legally binding effect. References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be. References to the Preamble, Recitals, Articles and Sections shall refer to the Preamble, Recitals, Articles and Sections of this Agreement, unless otherwise specified. The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to “include,” “includes” and “including” in this Agreement shall be deemed to be followed by the words “without limitation,” whether or not so specified. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted.

6.2	Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by electronic mail (with confirmed receipt), addressed as follows:

if to the Seller, to:

TechnipFMC plc

Hadrian House, Wincomblee Road,

Newcastle Upon Tyne NE6 3PL, United Kingdom

Attention: Victoria Lazar

Email: victoria.lazar@technipfmc.com

       with a copy to (which shall not constitute a notice):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Christopher R. Drewry

Email: christopher.Drewry@lw.com

if to Purchaser, to:

Bpifrance Participations
6/8 boulevard Haussmann,
75009 Paris
France
Attention: Arnaud Caudoux
Email: arnaud.caudoux@bpifrance.fr
Attention : Eric Lefebvre
Email: eric.lefebvre@bpifrance.fr

with a copy to (which shall not constitute a notice):

Cleary Gottlieb Steen & Hamilton LLP

12, rue de Tilsitt,

75008 Paris,

France

Attention: Pierre-Yves Chabert

Email: pchabert@cgsh.com

6.3	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.4	Expenses. Each Party shall be responsible for all costs and expenses (including legal and financial advisory fees and expenses) incurred by such Party in connection with, or in anticipation of, this Agreement and the Investment.

6.5	Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

6.6	Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the Parties, with respect to the subject matter hereof.

6.7	No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

6.8	Further Assurances. The Parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

6.9	Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the Netherlands, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

6.10	Specific Enforcement; Consent to Jurisdiction. The Parties agree that irreparable damage would occur and that they would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law. Each of the Parties hereby submits to the exclusive jurisdiction of any competent court in Amsterdam (such courts, the “Chosen Courts”). In addition, each of the Parties irrevocably (a) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the transactions contemplated hereunder or the negotiation, execution or performance hereof or thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the Chosen Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 6.10, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 6.2 and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 6.2 shall be effective service of process for any litigation in connection with this Agreement or the transactions contemplated hereunder. Nothing in this Section 6.10 shall affect the right of any Party to serve legal process in any other manner required or permitted by Law.

6.11	Public Announcements. Seller and Purchaser shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed; except as such release, public statement or announcement may be required by Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of Seller or TEN, as applicable, are listed in which case the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the Party will consider such comments in good faith); provided, however, that any Party shall be free to file or submit, without having to consult the other Party, any holding or threshold notification or disclosure statement in connection with the Investment, with or to TEN, the United States Securities and Exchange Commission, the Dutch Authority for the Financial Markets or the French Autorité des Marchés Financiers (if applicable).

6.12	Amendment. Subject to applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by both of the Parties.

6.13	Waiver. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

6.14	No Rescission; Errors. The Parties hereby waive their rights under articles 6:228 and 6:265 to 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden) and/or annul (vernietigen) or demand in legal proceedings the rescission (ontbinding), and/or annulment (vernietiging) in whole or in part, of this Agreement and their rights under article 6:230 of the Dutch Civil Code to request in legal proceedings the amendment of this Agreement.

6.15	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either Party without the prior written consent of the other Party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

SELLER:

TECHNIPFMC PLC

By: /s/ Alf Melin____

Name: Alf Melin

Title: Executive Vice President and Chief Financial Officer

 [Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

PURCHASER:

BPIFRANCE PARTICIPATIONS S.A.

By: /s/ Arnaud Caudoux ____

Name: Arnaud Caudoux

Title: Deputy CEO

 [Signature Page to Share Purchase Agreement]